Exhibit 99.1


POPULAR, INC. AND E-LOAN, INC. SIGN MERGER AGREEMENT

PLEASANTON, Calif., Aug. 3 /PRNewswire-FirstCall/ -- Popular, Inc. (Nasdaq: BPOP
- News), the leading financial institution in Puerto Rico, and E-LOAN, Inc. (Nasdaq: EELN - News), an online consumer direct lender, today announced the signing of a definitive merger agreement under which Popular, Inc. will acquire 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, Inc. for $4.25 per share in cash, or approximately $300 million.

This transaction will further expand Popular, Inc.'s penetration into the U.S. market, complement its existing non-prime and warehouse lending businesses, and significantly enhance its technology platform. E-LOAN, Inc., which originated over $5 billion in mortgage, home equity, and auto loans in 2004, stands to benefit from Popular, Inc.'s financial and capital markets strength as well as from cross-promotion and integration opportunities.

"We are impressed with what E-LOAN has built. They are a great brand in this space and we believe we can add financial strength and new products to further enhance it," said Richard L. Carrion, Chairman of the Board and Chief Executive Officer of Popular, Inc.

According to Bill Williams, President of Popular Financial Holdings Inc., "This is an exciting opportunity for Popular Financial Holdings to strengthen its competitive capabilities."

"Like E-LOAN, Popular has honored its founding vision and strong values by being passionate about serving customers and committed to treating people with dignity and respect," said Chris Larsen, Founder and Chairman of E-LOAN, Inc. "These shared values, combined with our complementary strengths and Popular's long-term focus, will benefit our employees and customers as well as the proliferation of online lending for many years to come."

E-LOAN, Inc. will maintain its brand identity and become a wholly owned subsidiary of Popular Financial Holdings, Inc. operating in Pleasanton, California. Mark Lefanowicz, Chief Executive Officer and President of E-LOAN, Inc., will continue to serve as President. In addition, E-LOAN, Inc. will retain substantially all its employees. The transaction, which was unanimously approved by the boards of directors of both companies, is subject to E-LOAN, Inc. shareholder approval and is expected to close in the fourth quarter of 2005.

J.P. Morgan Securities Inc. acted as exclusive financial advisor to E- LOAN, Inc. and issued a fairness opinion in conjunction with the transaction. Wachtell, Lipton, Rosen & Katz served as legal counsel to E-LOAN, Inc. and Sullivan & Cromwell LLP served as legal counsel to Popular, Inc.

About Popular, Inc.

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida, as well as 130 financial services stores under the name of Popular Cash Express. The Corporation's finance subsidiary in the United States, Popular Financial Holdings, Inc., operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an asset acquisitions unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 111 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves. Popular is ranked among FORTUNE magazine's 2005 100 Best Companies to Work For.

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About E-LOAN

E-LOAN(R) is an online consumer direct lender dedicated to providing borrowers with a Radically Simple(SM) way to obtain mortgage, auto and home equity loans. Since its launch in 1997, E-LOAN has drawn upon its pro consumer values to improve the lending experience in revolutionary ways. By eliminating the traditional incentive structure to charge consumers higher rates, giving consumers free access to credit scores and eliminating lender fees, E-LOAN is providing a uniquely open, fair and honest loan process. Protecting consumers' financial privacy is also a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws. Consumers have recognized E- LOAN's trustworthiness and respect for customers. An independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20. In another independent study by The Customer Respect Group, E-LOAN received the overall highest rating in the Online Customer Respect Study of North America's largest financial services firms.

In connection with the proposed transaction, E-LOAN, Inc. will be filing a proxy statement and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they will contain important information regarding E-LOAN, Inc. and the merger described above.

E-LOAN, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in E-LOAN, Inc.'s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statement and other relevant documents when they become available, as well as other materials filed with the Securities and Exchange Commission concerning E-LOAN, Inc. and these individuals, at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from E-LOAN, Inc. at E-LOAN, Inc.'s website at http://www.eloan.com, under the heading "About E-LOAN," "Investor & Media Relations".

  Source: Popular Inc.